EXHIBIT 4.5

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE 2,500,000 SHARES OF COMMON STOCK

VOID 5:00 P.M. PACIFIC TIME ON APRIL 10, 2016

THIS WARRANT (“Warrant”) certifies that, FOR VALUE RECEIVED pursuant to that certain Licensing Agreement dated April 11, 2006 by and between American Medical Technologies, Inc., a Delaware corporation (the “Company”), and Discus Holdings, Inc., a California corporation (the “Holder”), the Holder and its registered assigns are entitled to purchase from the Company, all or any part of Two Million Five Hundred Thousand (2,500,000) shares (the “Warrant Shares”) of Common Stock, $0.04 par value per share (“Common Stock”), of the Company at a price of twenty-hundredth Dollars ($0.20) per share at any time and from time to time if and when the shares become vested as provided herein (the “Vesting Date”) until 5:00 p.m., Pacific Time, April 10, 2016, (the “Expiration Date”) subject to the provisions and adjustments and on the terms and conditions hereinafter set forth. The purchase price of one Warrant Share payable from time to time upon the exercise of this Warrant (whether such price be the price specified above or an adjusted price determined as hereinafter provided) is referred to herein as the “Warrant Price.”

1.             Exercise of Warrant. Subject to the conditions hereinabove and hereinafter set forth, this Warrant may be exercised by the Holder in whole at any time or in part from time to time after the Vesting Date and until the Expiration Date; provided, however that if the date of exercise is on a date in which banking institutions in the State of California are authorized by law to close, the Warrant shall be exercised on the next succeeding day. This Warrant shall be exercised solely by presentation and surrender hereof to the Company at its principal office, or at the office of its stock transfer agent, if any, and upon payment to the Company of the Warrant Price for the Warrant Shares so purchased. Such payment may be made by the Holder in the form of a certified or cashier’s check. If this Warrant is exercised with respect to less than all of the Warrant Shares at the time purchasable hereunder, the Holder hereof shall be entitled to receive a new warrant covering the number of Warrant Shares in respect of which this Warrant shall not have been exercised.

2.             Vesting of Warrant Shares. This Warrant, to the extent the Warrant has not otherwise expired, shall first become exercisable (i) as to 500,000 shares of the original number of Warrant Shares on the first anniversary of the date hereof and (ii) as to an additional 41,667 shares of the original number of Warrant Shares on each successive full one-month period following the first anniversary of the date hereof (until the fifth anniversary of the date hereof), in each case, as such amount of Warrant Shares as may be adjusted pursuant to Section 4 hereof. The vesting of the Warrant Shares shall cease upon the Closing of the sale (the “Spectrum Sale”) of Spectrum Dental, Inc., the Holder’s wholly owned subsidiary, to the Company pursuant to the Stock Purchase Agreement, as contemplated by that certain Put and Call Option Agreement dated as of April 11, 2006 between the Holder and the Company. Thereafter, this Warrant may be exercised as to the number of Warrant Shares that the Holder was entitled to purchase at the time of the consummation of the Spectrum Sale.

3.             Reservation of Shares of Common Stock. The Company covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and hold in reserve for issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant and the issuance of the Warrant Shares.

4.             Adjustment of Warrant Price and Number of Shares. The Warrant Price in effect and the number and kind of securities issuable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as follows:

(a)           Adjustment for Dividends in Stock or Other Securities or Property. In case at any time or from time to time on or after the date hereof the holders of the Common Stock of the Company (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then and in each case, the holder of this Warrant shall, upon the exercise hereof, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company which such holder would hold on the date of such exercise had it been the holder of record of such Common Stock on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available by it as aforesaid during such period, giving effect to all adjustments called for during such period by paragraphs (b) and (c) of this Section 4.

(b)           Adjustment for Reclassification, Reorganization or Merger. In case of any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other corporation the stock and securities of which are at the time receivable upon the exercise of this Warrant) or any similar corporate reorganization on or after the date hereof, then and in each such case the holder of this Warrant, upon the exercise hereof at any time after the consummation of such reclassification, change, reorganization, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise hereof prior to such consummation, the stock or other securities or property to which such holder would have been entitled upon such consummation if such holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in paragraphs (a) and (c); and in each such case, the terms of this Section 4 shall be applicable to the shares of stock or other securities properly receivable upon the exercise of this Warrant after such consummation.

(c)           Stock Splits and Reverse Stock Splits. If at any time on or after the date hereof the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall thereby be proportionately reduced and the number of Warrant Shares receivable upon exercise of the Warrant shall thereby be proportionately increased; and, conversely, if at any time on or after the date hereof the outstanding number of shares of Common Stock shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall thereby be proportionately increased and the number of Warrant Shares receivable upon exercise of this Warrant shall thereby be proportionately decreased.

5.             Issuance of Common Stock. The Warrant Price shall be adjusted from time to time according to the following provisions:

As used in this Section 5, the term “Additional Shares” means any shares of Common Stock or convertible securities issued by the Company after the date hereof other than (i) shares of Common Stock issued upon exercise of this Warrant; (ii) the issuance to any employee, director, officer, contractor or consultant of the Company pursuant to an approval of the Board of Directors of the Company or pursuant to any plan approved by the Board of Directors of the Company; and (iii) shares issued by the Company upon any stock split, stock dividend, combination, or similar event or pursuant to any merger, recapitalization or other event to which the provisions of Section 4 otherwise apply.

If the Company shall issue any Additional Shares either (i) without consideration or (ii) for a consideration per share of Common Stock less than the Warrant Price in effect immediately prior to the issuance of such Additional Shares or (iii), in the case of convertible securities, at an exercise price per share of Common Stock which is less than the Warrant Price in effect immediately prior to the issuance of such Additional Shares, then the Warrant Price (as adjusted previously pursuant to the terms hereof) shall be adjusted to a price (computed to the nearest cent and shall be the new Warrant Price) obtained by applying the following formula:

NP = (AS x OP) + C

AS + NS

where:

NP           equal the new Warrant Price

AS          equals the number of shares of Common Stock outstanding (treasury shares not being deemed to be outstanding) on the date hereof

OP           equals the Warrant Price in effect immediately prior to the calculation

C             equals the aggregate consideration received by the Company for all Additional Shares which were issued after the date hereof

NS           equals the number of Additional Shares which were issued after the date hereof provided, however, that such adjustment shall be made only if the result obtained by applying the foregoing formula yields a new Warrant Price which is less than the Warrant Price in effect immediately prior to the issuance of such Additional Shares.

Upon each adjustment of the Warrant Price pursuant to the provisions of this Section 5, the number of securities issuable upon the exercise of each Warrant shall be adjusted to the nearest full amount by multiplying a number equal to the Warrant Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Warrant Price.

6.             Certificate of Adjustment. Whenever the Warrant Price or number or type of securities issuable upon exercise of this Warrant is adjusted, as herein provided, the Company shall promptly deliver to the record holder of this Warrant and with its stock transfer agent, if any,  a certificate of an officer of the Company setting forth the nature of such adjustment and the adjusted Warrant Price determined as herein provided, including a statement of the number of additional Warrant Shares, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment.

7.             No Fractional Shares. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

8.             No Stockholder Rights. This Warrant shall not entitle the Holder to any of the rights of a stockholder of the Company. The Holder shall be entitled to such rights only upon and to the extent of the Holder’s exercise of this Warrant.

9.             Fully Paid Stock: Taxes. The Company covenants and agrees that the shares of stock represented by each and every certificate for its Common Stock to be delivered on the exercise of this Warrant as herein provided shall, at the time of such delivery, be fully paid and non-assessable, and free from all liens and charges with respect to the purchase thereof. Each and every certificate for the Company’s Common Stock to be delivered on the exercise of this Warrant shall bear an appropriate legend regarding restrictions on transferability. The Company further covenants and agrees that it will pay when due and payable any and all federal and state taxes which may be payable by the Company in respect of the issue of this Warrant or any Common Stock or certificates therefor upon the exercise of this Warrant, pursuant to the provisions hereof. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer, in whole or in part, of this Warrant (including the issuance of new Warrants in connection therewith) or the delivery of stock certificates in a name other than that of the Holder of this Warrant presented for exercise, and any such tax shall be paid by such Holder at the time of presentation.

10.           Assignment. Neither this Warrant nor the Warrant Shares have been registered under the Securities Act of 1933 (the “Act”), as amended, or any applicable “Blue Sky” laws and, therefore, the transfer of such securities is restricted by the Act and applicable Blue Sky laws. By acceptance of this Warrant, the Holder represents and warrants to the Company that this Warrant is acquired for the Holder’s own account, for investment and not with a view to distribution within the meaning of the Act and the Holder agrees that the Holder will not offer, distribute, sell, transfer or otherwise dispose of this Warrant or the shares issuable upon exercise of this Warrant, except pursuant to (i) an effective registration statement under the Act and any applicable Blue Sky laws with respect thereto, or (ii) an opinion, satisfactory to the Company, addressed to the Company, of counsel reasonably satisfactory to the Company, that such offering, distribution, sale, transfer or disposition is exempt from registration under the Act and any applicable Blue Sky laws, or (iii) a letter from the staff of the Securities and

Exchange Commission or any state securities commissioner, as the case may be, to the effect that it will recommend that no action be taken with respect to such transaction. The Holder agrees, by acceptance of this Warrant, to execute any and all documents deemed necessary by the Company and required by the regulatory authority of any state in connection with any public offering by the Company of its securities. Subject to the restrictions set forth above, the right to purchase all or any part of the Warrant Shares granted by this Warrant shall be assignable or transferable, in whole or in part, by the Holder. If this Warrant is assigned, this Warrant shall be surrendered at the principal office of the Company with a written form of assignment reasonably satisfactory to the Company duly executed. Such assignment or transfer shall confer upon such assignee or transferee all rights and benefits granted to the Holder under this Warrant, subject to the obligations and limitations herein contained, and the Company shall execute and deliver to such assignee or transferee a new Warrant in the same form and substance as this Warrant.

11.           Representations and Warranties of the Company. The Company hereby represents, warrants and agrees as follows:

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and conduct its business as now being conducted. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in which the failure to be so qualified could have a material and adverse effect upon the Company.

(b)           The issuance of this Warrant by the Company has been duly and validly authorized by all requisite corporate action and power, and this Warrant constitutes the valid and binding obligation of the Company enforceable against it in accordance with its respective terms. Upon delivery of the Warrant Price, the Warrant Shares will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

(c)           No consent, approval or authorization of, or filing, registration or qualification with, any court, or any governmental, administrative or judicial authority or regulatory body (domestic or foreign) or other action is required on the part of the Company for the issuance of the Warrants, except for filings required under state securities or “blue sky” laws which have been made or shall be made by the Company in compliance with such laws.

12.           Partial Exercise and Partial Assignment. If this Warrant be exercised in part only, the Holder hereof shall be entitled to receive a new Warrant covering the number of Warrant Shares in respect of which this Warrant shall not have been exercised as provided in Section 1 hereof. If this Warrant is partially assigned, this Warrant shall be surrendered at the principal office of the Company or at the stock transfer agent of the Company at its office, if any, with a written form of partial assignment reasonably satisfactory to the Company duly executed, and thereupon a new Warrant shall be issued to the Holder hereof covering the number of Warrant Shares not assigned, the assignee of such partial assignment of this Warrant shall also be entitled to receive a new Warrant covering the number of shares so assigned.

13.           Definitions. The term “Warrants” as used herein shall mean this Warrant and all Warrants hereafter issued in exchange or substitution for this Warrant. The term “Holder” as used herein shall include the original Holder and include any person(s) who shall at the time be the registered holder(s) of any of the Warrants.

14.           Lost Stolen Warrants. Etc. In case any Warrant shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Warrant of like date, tenor, and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or in lieu of any Warrant lost, stolen or destroyed, upon an indemnity agreement or bond reasonably satisfactory to the Company.

15.           Miscellaneous.

(a)           Successors and Assigns. All covenants and agreements in this Warrant shall be binding upon the Company and its successors and assigns.

(b)           Governing Law. This Warrant shall be construed and enforced in accordance with the laws of the State of Texas.

(c)           Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and sent by fax (followed by first class mail, postage prepaid, if to the Holder, addressed to the Holder at 8550 Higuera St., Culver City, CA 90232 (Attention:  General Counsel), Fax: (310) 845-1513, and if to the Company, addressed to it at 5655 Bear Lane, Corpus Christi, TX 78405, or to such other address, fax number or attention as shall be furnished in writing by the Company or the Holder, and any such notice shall be deemed to have been given as of the date of transmittal.

IN WITNESS WHEREOF, the undersigned has caused this Warrant to be signed by a duly authorized officer and this Warrant to be issued as of this 11th day of April, 2006.

American Medical Technologies, Inc.

By:	/S/ Roger W. Dartt
	Name:	Roger W. Dartt
	Title:	President